EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Enviva Partners, LP:
We consent to the incorporation by reference in the registration statements (No. 333-236150 and No.333-203756) on Form S-8 and registration statements (No. 333-232247 and No. 333-239795) on Form S-3 of Enviva Partners, LP of our report dated March 1, 2019, with respect to the Enviva Partners, LP and subsidiaries consolidated statements of income, comprehensive income, changes in partners’ capital, and cash flows for the year ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2020 annual report on Form 10-K of Enviva Partners, LP.
(signed) KPMG LLC
McLean, Virginia
February 25, 2021